                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      -----------------------------------

                                 SCHEDULE 13E-4

                      -----------------------------------



                          Issuer Tender Offer Statement
                      (Pursuant to Section 13(e)(1) of the
                        Securities Exchange Act of 1934)
                                (Amendment No. 3)


                               UroMed Corporation
                              (Name of the Issuer)

             6% CONVERTIBLE SUBORDINATED NOTES DUE OCTOBER 15, 2003
                         (Title of Class of Securities)
                                    917274AC6
                                    917274AA0
                                    U9153EAA0
                     (CUSIP Numbers of Class of Securities)

                      ------------------------------------

                                 Paul J. Murphy
                             Chief Financial Officer
                               UroMed Corporation
                                   64 A Street
                                Needham, MA 02194
                                 (781) 433-0033
       (Name, Address and Telephone Number of Person Authorized to Receive
        Notices and Communications on Behalf of Person Filing Statement)

                                    Copy to:
                           John R. Utzschneider, Esq.
                                Bingham Dana LLP
                               150 Federal Street
                                Boston, MA 02110
                                 (617) 951-8852

                        ------------------------------------
                               September 23, 1998
                       (Date Tender Offer First Published,
                       Sent or Given to Security Holders)

                    CALCULATION OF FILING FEE: PREVIOUSLY PAID.

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         UroMed Corporation, a Massachusetts corporation (the "Company"), hereby amends and supplements its Issuer Tender Offer Statement on Schedule 13E-4, originally filed with the Securities and Exchange Commission (the "Commission") on September 23, 1998, as amended by Amendment No. 1 thereto, filed with the Commission on September 25, 1998, and Amendment No. 2 thereto, filed with the Commission on October 1, 1998 (as so amended, the "Statement") in connection with an offer to purchase (the "Tender Offer") by the Company of up to $40.0 million aggregate principal amount of its 6% Convertible Subordinated Notes due October 15, 2003 (the "Notes"). This amendment constitutes Amendment No. 3 to the Statement. Pursuant to General Instruction E to Schedule 13E-4, information previously disclosed in the Statement is omitted from this Amendment No. 3.


ITEM 1.

         (b) The Tender Offer expired by its terms at 5:00 p.m., New York City time, on October 21, 1998. Notes were tendered pursuant to the Tender Offer in an aggregate principal amount equal to $34,924,000, all of which were accepted and purchased by the Company. The Notes were purchased for $450 per $1,000 principal amount of Notes, plus accrued and unpaid interest from October 15, 1998 up to, but not including, the date of payment.


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ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.



   Exhibit
   Number                                  Description
   -------                                 -----------
99.1.          Offer to Purchase dated October 1, 1998.***
99.2.          Form of Letter of Transmittal.*
99.3.          Form of Notice of Guaranteed Delivery.*
99.4.          Form of Letter to Holders of 6% Convertible Subordinated Notes due
               October 15, 2003.*
99.5.          Form of Letter  to  Brokers,  Dealers,  Commercial  Banks,  Trust  Companies  and Other
               Nominees.*
99.6.          Form of Letter to Clients.*
99.7.          Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*
99.8.          Press Release issued on September 23, 1998.*
99.9.          Supplement, dated September 23, 1998, to Offer to Purchase dated September 23, 1998.**
99.10.         Press release issued on October 22, 1998.
-----------

* Previously filed as an exhibit to Schedule 13E-4 filed by the Company with the Securities and Exchange Commission on September 23, 1998.

** Previously filed as an exhibit to Amendment No. 1 to Schedule 13E-4 filed with the Securities and Exchange Commission on September 25, 1998.

*** Previously filed as an exhibit to Amendment No. 2 to Schedule 13E-4 filed with the Securities and Exchange Commission on October 1, 1998.



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                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



Dated:  October 27, 1998      UroMed Corporation


                               By  /s/ Paul J. Murphy
                                   -------------------------------------------
                               Name:   Paul J. Murphy
                              Title:   Chief Financial Officer



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



                                INDEX TO EXHIBITS




  Exhibit
  Number                                Description
  -------                               -----------
99.1.        Offer to Purchase dated October 1, 1998.***
99.2.        Form of Letter of Transmittal.*
99.3.        Notice of Guaranteed Delivery.*
99.4.        Form of Letter to Holders of 6% Convertible Subordinated Notes due October 15,  2003.*
99.5.        Form of Letter  to  Brokers,  Dealers,  Commercial  Banks,  Trust  Companies  and Other
             Nominees.*
99.6.        Form of Letter to Clients.*
99.7.        Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*
99.8.        Press Release issued on September 23, 1998.*
99.9.        Supplement, dated September 23, 1998, to Offer to Purchase dated
             September 23, 1998.**
99.10.       Press release issued on October 22, 1998.

-----------

* Previously filed as an exhibit to Schedule 13E-4 filed by the Company with the Securities and Exchange Commission on September 23, 1998.

** Previously filed as an exhibit to Amendment No. 1 to Schedule 13E-4 filed with the Securities and Exchange Commission on September 25, 1998.

*** Previously filed as an exhibit to Amendment No. 2 to Schedule 13E-4 filed with the Securities and Exchange Commission on October 1, 1998.



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